Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116195, 333-126541, 333-126543, 333-177739, and 333-197752 on Form S-8, of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of Curtiss-Wright Corporation and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Curtiss-Wright Corporation and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 25, 2016